Exhibit 21

JURISDICTION OF
INCORPORATION OR
COMPANIES	ORGANIZATION
UGS CORP.	Delaware, U.S.A.
UGS PLM Solutions Asia/Pacific Incorporated	Delaware, U.S.A.
UGS Japanese Holdings, Inc.	Delaware, U.S.A.
UGS European Holdings, Inc.	Delaware, U.S.A.
UGS Israeli Holdings, Inc.	Delaware, U.S.A.
UGS Italy Subholdings LLC	Delaware, U.S.A.
Unigraphics Solutions Holdings (UK) Limited	United Kingdom
UGS PLM Solutions (Australia) Pty. Ltd.	Australia
UGS PLM Solutions (Austria) GmbH	Austria
SDRC Belgium SA/NA*	Belgium
Unigraphics Solutions N.V. (99.9999%) `	Belgium
Unigraphics Solutions do Brasil Ltda. (99.99992133%)	Brazil
Unigraphics Solutions Canada Ltd.	Canada
Unigraphics Solutions Danmark A/S	Denmark
Unigraphics Solutions France SAS (99%)	France
Unigraphics Solutions (HK) Limited (99%)	Hong Kong
UGS India Private Limited (99.99999%)	India
PT Unigraphics Solutions Indonesia (1%)**	Indonesia
UGS PLM Korea Limited	South Korea
Unigraphics Solutions de Mexico S.A. de c.v. (99.99%)	Mexico
Unigraphics Solutions B.V.	Netherlands
Unigraphics Solutions Norge AS**	Norway
UGS Sp.z.o.o.	Poland
Limited Liability Company Unigraphics Solutions	Russia
Unigraphics Solutions Pte. Limited	Singapore
UGS PLM Solutions S.L.	Spain
UGS Svenska AB	Sweden
UGS PLM Solutions AG	Switzerland
Unigraphics Solutions (Thailand) Co., Ltd.*	Thailand
SDRC UK Limited*	United Kingdom
Variations Systems Analysis Ltd.*	United Kingdom
Engineering Animation UK Ltd.*	United Kingdom

*	Dormant

**	In Liquidation